UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2016

GRAYBAR ELECTRIC COMPANY, INC.
(Exact Name of Registrant as specified in Charter)

New York (State or other jurisdiction of incorporation)	000-00255 (Commission File Number)	13-0794380 (I.R.S. Employer Identification No.)

34 North Meramec Avenue St. Louis, MO 63105 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 573-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

            On September 22, 2016, Graybar Electric Company, Inc. (the “Company”) entered into an uncommitted $100 million private placement shelf agreement with Metropolitan Life Insurance Company and MetLife Investment Advisors, LLC (collectively, “MetLife”) and each other affiliate of MetLife that becomes a party to the agreement.  Subject to the terms and conditions set forth below, the facility is expected to allow the Company to issue senior promissory notes to MetLife or its affiliates at fixed or floating rate economic terms to be agreed upon at the time of any issuance during a three-year issuance period ending in September 2019. No notes have been issued under the shelf agreement, which ranks equally with the Company’s Credit Agreement and Prudential Shelf (each as defined below).

            The term of each note issuance will be selected by the Company and will not exceed 12 years (10 years for floating rate notes) and will have such other particular terms as shall be set forth, in the case of any series of notes, in the Confirmation of Acceptance with respect to such series. Floating rate note interest rates will be based on LIBOR plus a spread.  Any notes issued under the shelf agreement will be guaranteed by the Company’s material domestic subsidiaries, if any, as described in the shelf agreement.  Any future proceeds of any issuance under the shelf facility will be used for general corporate purposes, including working capital and capital expenditures, to refinance existing indebtedness and/or to fund potential acquisitions.

The shelf agreement contains customary representations and warranties of the Company and MetLife.  The shelf agreement also contains customary events of default, including: a failure to pay principal, interest or fees when due; a failure to comply with covenants; the fact that any representation or warranty made by any of the credit parties is incorrect when given; the occurrence of an event of default under certain other indebtedness of Graybar and its subsidiaries; the commencement of certain insolvency or receivership events affecting any of the credit parties; certain actions under ERISA; and the occurrence of a change in control of Graybar (subject to certain permitted transactions as described in the Company’s Second Amendment to Credit Agreement, dated June 6, 2014, among the Company, as parent borrower and a guarantor, Graybar Canada Limited, as borrower, certain domestic subsidiaries of parent borrower, as the subsidiary guarantors, and Bank of America, N.A., as domestic administrative agent, domestic swing line lender and domestic L/C Issuer and Bank of America, N.A., acting through its Canada branch, as Canadian administrative agent, Canadian swing line lender and Canadian L/C Issuer, and the other lenders party thereto (the “Credit Agreement”) and in the Company’s Private Shelf Agreement, dated September 22, 2014, between the Company and Prudential Investment Management, Inc. (the “Prudential Shelf”)).  Upon the occurrence of an event of default, all outstanding obligations of Graybar under the shelf agreement may be declared immediately due and payable.

The shelf agreement contains customary affirmative and negative covenants for facilities of this type, including limitations on Graybar and its subsidiaries with respect to indebtedness, liens, changes in the nature of its business, investments, mergers and acquisitions, issuance of equity securities, dispositions of assets and dissolution of certain subsidiaries, transactions with affiliates, restricted payments (subject to incurrence tests, with certain exceptions), as well as securitizations, factoring transactions, and transactions with sanctioned parties or in violation of certain US or Canadian anti-terrorism laws.  There are also maximum leverage ratio and minimum interest coverage ratio financial covenants to which the Company will be subject during the term of the shelf agreement.  These covenants are substantially similar to those contained in the Credit Agreement, subject to a number of important exceptions and qualifications set forth in the shelf agreement and in the Prudential Shelf. In addition, the Company has agreed to a most favored lender clause which is designed to ensure that any notes issued under the shelf agreement in the future shall continue to be of equal ranking with the Company’s indebtedness under the Credit Agreement and the Prudential Shelf.

            The description of the MetLife shelf agreement in this Form 8-K does not purport to be complete and is qualified in its entirety by the full text of the shelf agreement, which will be filed as an exhibit to the Company’s 10-Q for the quarter ending September 30, 2016.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

            The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYBAR ELECTRIC COMPANY, INC.

Date: September 22, 2016	By: /s/ Matthew W. Geekie
Matthew W. Geekie
Senior Vice President, Secretary &
General Counsel